September 20, 2024

SSGA Active Trust

One Iron Street

Boston, Massachusetts 02210

Re: Registration Statement on Form N-1A

Ladies and Gentlemen:

We have acted as counsel to SSGA Active Trust (the “Trust”), a Massachusetts voluntary association (commonly known as a “business trust”), in connection with Post-Effective Amendment No. 221 to the Trust’s registration statement on Form N-1A to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about September 20, 2024 (the “Registration Statement”), with respect to the issuance of shares of beneficial interest, with $0.01 par value per share (collectively, the “Shares”), of the Trust’s SPDR SSGA My2026 Corporate Bond ETF, SPDR SSGA My2027 Corporate Bond ETF, SPDR SSGA My2028 Corporate Bond ETF, SPDR SSGA My2029 Corporate Bond ETF, SPDR SSGA My2030 Corporate Bond ETF, SPDR SSGA My2031 Corporate Bond ETF, SPDR SSGA My2032 Corporate Bond ETF, SPDR SSGA My2033 Corporate Bond ETF, SPDR SSGA My2034 Corporate Bond ETF, SPDR SSGA My2026 Municipal Bond ETF, SPDR SSGA My2027 Municipal Bond ETF, SPDR SSGA My2028 Municipal Bond ETF, SPDR SSGA My2029 Municipal Bond ETF, and SPDR SSGA My2030 Municipal Bond ETF (collectively, the “Funds”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)	A certificate of the Secretary of the Commonwealth of Massachusetts, dated as of a recent date, as to the existence of the Trust;

(b)	A copy, stamped as filed with the Secretary of the Commonwealth of Massachusetts, of the Trust’s Declaration of Trust dated March 30, 2011, as amended December 5, 2014 (the “Declaration”);

(c)

Copies of the Trust’s Amended and Restated By-Laws adopted February 22, 2011, as last amended and restated on July 14, 2022 (the “By-Laws”), and certain resolutions adopted by the Board of Trustees of the Trust authorizing the issuance of the Shares of the Funds (the “Resolutions”), each certified by an authorized officer of the Trust; and

(d)	A printer’s proof of the Registration Statement.

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW
Washington, DC 20004	+1.202.739.3000
United States	+1.202.739.3001

SSGA Active Trust

September 20, 2024

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document. We have assumed that the Registration Statement, as filed with the Commission, will be in substantially the form of the printer’s proof referred to in paragraph (d) above. We also have assumed for the purposes of this opinion that, with respect to matters relating to the Shares, the Declaration, By-Laws, and Resolutions will not have been amended, modified, or withdrawn and will be in full force and effect on the date of the issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

As to any opinion below relating to the formation or existence of the Trust under the laws of the Commonwealth of Massachusetts, our opinion relies entirely upon and is limited by the certificate of public officials referred to in (a) above.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein. No opinion is given herein as to the choice of law that any tribunal may apply to such transactions. In addition, to the extent that the Declaration or the By-Laws refer to, incorporate, or require compliance with the Investment Company Act of 1940, as amended (the “1940 Act”), or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Trust with the 1940 Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that:

1.

The Trust has been formed and is existing under the Trust’s Declaration and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust.”

2.

The Shares, when issued and sold in accordance with the Trust’s Declaration and By-Laws and for the consideration described in the Registration Statement, will be validly issued, fully paid, and nonassessable under the laws of the Commonwealth of Massachusetts except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

SSGA Active Trust

September 20, 2024

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP